UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                SEC FILE NUMBER
                                    0-30018
                                    -------

                                CUSIP NUMBER
                                  58936208
                                  --------
                Form 10-K or Form 10KSB      Form 20-F      Form 11-K
              X Form 10-Q or Form 10QSB      Form N-SAR      Form N-CSR
                       For Period Ended: March 31, 2006
     Transition  Report  on  Form  10-K
     Transition  Report  on  Form  20-F
     Transition  Report  on  Form  11-K
     Transition  Report  on  Form  10-Q
     Transition  Report  on  Form  N-SAR

                        For the Transition Period Ended:

  If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                         PART I - REGISTRANT INFORMATION
                             Meridian Holdings, Inc.
                             -----------------------
                             Full Name of Registrant
                                       N/A
                                       ---
                            Former Name if Applicable
                             6201 Bristol Parkway
                          -----------------------------
            Address of Principal Executive Office (Street and Number)
                          Culver City, California 90230
                          -----------------------------
                            City, State and Zip Code

                        PART II - RULES 12b-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

x     (a)     The reason described in reasonable detail in Part III of this form could  not  be  eliminated  without  unreasonable  effort  or  expense

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE
State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant files this report for a 5 days extension, from May 15, to May 22, 2006, for filing its Quarterly Report on Form 10QSB for the period ended
March 31, 2006. The Registrant will not file its form 10QSB by May 15, 2006 because its external auditors have not completed their audit for the Year ended December 31, 2005 and review of our quarterly report on form 10QSB for, the quarter ended March 31, 2006, and will require additional time to prepare and review these financials prior to filing. The Registrant anticipate that it will be able to file the complete Annual Report for 2005 fiscal year on form 10KSB and the quarterly report for the period ended March 31, 2006 by May 22, 2006.

                           PART IV - OTHER INFORMATION
(1) Name and telephone number of person to contact in regard to this notification

                         Anthony C. Dike     213     627-8878
                         ---------------     ---     --------
                    (Name)     (Area Code)     (Telephone Number)

     Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
(2)       Yes   X No

The Annual Report of Form 10KSB for the period ended December 31, 2005 has not been filed.

     Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
       Yes  x  No
(3) If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             Meridian Holdings, Inc.
                             -----------------------
                  (Name of Registrant as Specified in Charter) has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  5/15/2006     By:     /s/  Anthony  C.  Dike
                             ----------------------
                              Anthony  C.  Dike
     Title:                    Chairman  &  CEO